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                                                                    Exhibit 23.3

                         Independent Auditors' Consent
                         -----------------------------

We consent to the use of our report dated February 7, 2001, with respect to the consolidated balance sheets of ONEOK, Inc. and subsidiaries as of December 31, 2000, December 31, 1999 and August 31, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 2000, the years ended August 31, 1999 and 1998, and the four months ended December 31, 1999, which report has been included in this registration statement of Westar Industries, Inc. and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to a change in accounting for energy trading contracts in 2000.

Tulsa, Oklahoma
April 12, 2001

                                           KPMG LLP